                                                                 EXHIBIT 11

                          ALLIANCE IMAGING, INC.

              STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                                                  SIX MONTHS
                                     YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                    --------------------------- ---------------
                                      1994      1995     1996    1996    1997
                                    ---------  ------- -------- ------- -------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Primary:
  Weighted average shares outstand-
   ing.............................     7,124   10,728   10,864  10,853  10,928
  Net effect of dilutive employee
   stock options and common stock
   warrants - based on the treasury
   stock method using average mar-
   ket price.......................       --       430      630     563     931
  Assumed conversion of Series D
   convertible preferred stock into       --       --       --      --    1,597
   common shares................... ---------  ------- -------- ------- -------
    Total..........................     7,124   11,158   11,494  11,416  13,456
                                    =========  ======= ======== ======= =======
Net income (loss).................. $ (19,066) $ 4,102 $ 12,801 $ 3,102 $ 5,447
  Less: Preferred stock dividends..       --       930      943     468     --
  Add: Carrying amount of preferred
   stock repurchased over consider-
   ation paid......................       --       --     1,764     --    1,906
                                    ---------  ------- -------- ------- -------
Income (loss) applicable to common
 stock............................. $ (19,066) $ 3,172 $ 13,622 $ 2,634 $ 7,353
                                    =========  ======= ======== ======= =======
Income (loss) per share applicable
 to common stock................... $   (2.68) $  0.28 $   1.18 $  0.23 $  0.55
                                    =========  ======= ======== ======= =======
Fully Diluted:
  Weighted average shares outstand-
   ing.............................     7,124   10,728   10,864  10,853  10,928
  Net effect of dilutive employee
   stock options and common stock
   warrants - based on the treasury
   stock method using average mar-
   ket price.......................       --       430      630     563     931
  Assumed conversion of Series D
   convertible preferred stock into       --       --       --      --    1,597
   common shares................... ---------  ------- -------- ------- -------
    Total..........................     7,124   11,158   11,494  11,416  13,456
                                    =========  ======= ======== ======= =======
Net income (loss).................. $ (19,066) $ 4,102 $ 12,801 $ 3,102 $ 5,447
  Less: Preferred stock dividends..       --       930      943     468     --
  Add: Carrying amount of preferred
   stock repurchased over consider-
   ation paid......................       --       --     1,764     --    1,906
                                    ---------  ------- -------- ------- -------
Income (loss) applicable to common
 stock............................. $ (19,066) $ 3,172 $ 13,622 $ 2,634 $ 7,353
                                    =========  ======= ======== ======= =======
Income (loss) per share applicable
 to common stock................... $   (2.68) $  0.28 $   1.18 $  0.23 $  0.55
                                    =========  ======= ======== ======= =======
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